Exhibit 23

Consent of Independent Auditors

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 No. 333-47493 and Form S-8 Nos. 33-39719, 33-38720, 33-62658, 333-42353, 333-46469, 333-61279, 333-61281, 333-53702, 333-53704, 333-60564, 333-61389, 333-89068, 333-102523 and 333-102524 of Actuant Corporation of our report dated September 26, 2003; except as to the stock split discussed in Note 17, for which the date is October 21, 2003 relating to the financial statements, which appears in this Form 10-K. We also consent to the incorporation by reference of our report dated September 26, 2003 relating to the financial statement schedule, which appears in this Form 10-K.

PricewaterhouseCoopers LLP

Milwaukee, Wisconsin

October 24, 2003